Exhibit 14.1

Updated August 14, 2008

Code of Business Conduct August 14, 2008

This Code of Business Conduct (“the Code”) applies to all Whole Foods Market (“WFM” or the “Company”) Team Members, members of the WFM Board of Directors (each, a “Director”), and consultants and agents doing business for WFM.

The Code does not cover all relevant laws or WFM policies.  Other Company policies and procedures, such as those found in the central or regional General Information Guides and the Company Insider Trading Policy, supplement the policies in this Code.

The information contained in the Code is not a contract or an offer of a contract.  Violation of this Code may result in corrective action up to and including discharge.  The terms of the Code concerning the employment relationship are implemented at the sole discretion of WFM and may be withdrawn or changed at any time with or without notice.

WFM expects all of its Team Members and Directors to act in accordance with the highest standards of personal and professional integrity at all times, and to comply with WFM’s policies and procedures and all laws, rules and regulations of any applicable international, federal, provincial, state or local government

Team Members who have questions about the Code should contact their Team Leader or email the Ethics Committee at ethics@wholefoods.com unless a particular provision of the Code says otherwise.

To report concerns about potential violations of the Code and any other ethics or integrity issues, including questions or concerns involving the Company’s accounting, auditing, financial reporting or internal controls, Team Members should contact their Team Leader, email the Ethics Committee at ethics@wholefoods.com, or call the Team Member Tipline.

Any WFM Team
Member in the U.S.
or Canada may
confidentially and
anonymously report ethics
matters by calling the Team
Member
Tipline at
1-888-662-5025;

U.K. Team Members can do
the same by calling [To be
determined.]

Calls to the Team Member Tipline may be made confidentially and anonymously.

Executive officers and Directors should contact the General Counsel to raise questions or report a potential Code violation or ethical issue.

Company policy prohibits retaliation against individuals who report violations of this Code.

ii

TABLE OF CONTENTS

Message from Whole Foods Market’s CEO and Chairman of the Board	1

ABOUT THE CODE OF BUSINESS CONDUCT	2
Purpose
Your Responsibilities
Obtaining Additional Information
Reporting Code Violations
No Retaliation
Waivers
Ethics Committee

CONFLICTS OF INTEREST	4
General
Gifts & Entertainment
Doing Business with Spouses, Relatives, Friends or Your Own Business
Outside Employment or Service as Director or Officer
Financial Interest in a Competitor
Donations and Other Payments
Opportunities Related to the Company’s Business
Extensions of Credit
Leasing Property and Equipment
Consulting and Other Professional Services

LEGAL COMPLIANCE	8
Bribes and Improper Payments
Antitrust Laws
Fair Dealing
Complaints to Government Agencies
Workplace-Related Laws and Policies

COMPANY INFORMATION AND ASSETS	9
Confidentiality
Insider Trading
Media Inquiries
Online Forums
Financial Integrity; Maintaining Books and Records
No Improper Influence on Audits
Company Property

WHOLE FOODS MARKET CONTACT INFORMATION	12

APPENDIX	13
Our Core Values
Our Quality Standards

iii

Message from Whole Foods Market’s CEO and Chairman of the Board

Whole Foods Market strives to maintain the highest standards in all of our interactions with Company customers, Team Members and vendors. Our statement of Core Values (see Appendix) also reflects our commitment to all our stakeholders: our customers, our Team Members, our stockholders, and our community and environment.

As Whole Foods Market continues to grow, each of us is personally responsible to support our mission and Core Values. We have issued this Code of Business Conduct to restate our longstanding commitment to follow the law and to act ethically in all situations. The Code is intended to provide guidance to all Whole Foods Market Team Members and members of the Board of Directors, as well as consultants and agents doing business for WFM. Please review this Code carefully and be sure that you understand it. If you have questions, please ask your Team Leader or contact the Ethics Committee directly by email at ethics@wholefoods.com.

Thank you in advance for your help in making sure that we continue to live up to our high ethical standards.

Best regards,

ABOUT THE
CODE OF
BUSINESS
CONDUCT

Purpose

The Code of Business Conduct (“the Code”) is designed to promote a responsible and ethical work environment for all Whole Foods Market (“WFM” or the “Company”) Team Members and Directors. The Code contains guidelines on proper behavior in the workplace and contact information to be used in the event you have questions or concerns (see “Whole Foods Market Contact Information” at the end of the Code). The Code applies to all WFM Team Members and members of the WFM Board of Directors, as well as consultants and agents doing business on behalf of WFM.

Your Responsibilities

In performing your duties for WFM, you are responsible for abiding by WFM policies and all local and national laws in all countries in which the Company does business. You are also obligated to comply with all other applicable laws, rules and regulations of any regulatory organization, licensing agency, or professional association governing your professional activities. You are responsible for knowing and following the laws and policies that relate to your duties, including the policies in the Code and all other Company policies, such as those found in the General Information Guide (“GIG”). If you have questions about specific laws that may apply to your activities or about whether particular circumstances may involve illegal conduct, contact the WFM General Counsel. You should also contact the General Counsel if you think a provision of this Code may conflict with an applicable legal requirement or a provision in the GIG or another Company policy.

Violating the Code or other Company policies may result in corrective action up to and including discharge, and WFM may seek to recover damages or file criminal charges. However, most problems can be easily avoided by simply using good judgment and seeking guidance when questions arise. It is your responsibility to raise questions, make appropriate disclosures and bring potential problems to the Company’s attention.

Obtaining Additional Information

If you have questions about the policies outlined in the Code or would like additional information, talk with your Team Leader, or contact the Ethics Committee directly by email at ethics@wholefoods com unless a particular provision of the Code says otherwise. Executive officers and Directors should contact the General Counsel.

Reporting Code Violations

As part of our shared fate philosophy, we believe that we all share responsibility for ensuring that WFM as a whole conducts itself according to the highest ethical standards and strives to avoid even the appearance of impropriety.  If you know of or suspect a violation of the Code, we urge you to report it through one of the means provided in this policy. You may report suspected violations of the Code, and any other ethics or integrity issues, to your Team Leader, by email to the Ethics Committee or by calling the Team Member Tipline. The Team Member Tipline can also be used to report questions or concerns involving the Company’s accounting, auditing, financial reporting or internal controls. Reports to the Tipline may be made confidentially and anonymously, although you are encouraged to provide your name to facilitate investigation and follow-up. Neither your Team Leader nor the Company will take any action against you for reporting suspected misconduct in good faith. Information about how to contact the Ethics Committee and the Team Member Tipline appears under “Whole Foods Market Contact Information” at the end of the Code along with other important contact information.

If you are an executive officer or Director, you should contact the General Counsel.

Reports of potential misconduct will be taken seriously and investigated promptly and thoroughly.  Except where disclosure is required to investigate a report or by applicable law or legal process, all reports will be kept confidential to the extent reasonably possible.,.

No Retaliation

It is against Company policy, and in some cases against the law, for, the Company to take any action against a Team Member or a Director, vendor or agent of the Company for reporting or threatening to report a violation of this Code or cooperating in investigations relating to Code violations, provided that the person has acted in good faith and with a reasonable belief that the information provided is true.

Waivers

Waivers of this Code will be granted only in exceptional circumstances. The provisions of this Code may only be waived by the Ethics Committee or, in the case of executive officers and Directors, by our Board of Directors or an appropriate Board committee. Any waiver of this Code for an executive officer or Director will be promptly disclosed in accordance with applicable legal requirements.

Ethics Committee

The Ethics Committee is appointed by the Nominating and Governance Committee and is responsible for setting policy, reviewing questions and issues submitted by Team Members or others, and reviewing the results of the annual conflicts of interest questionnaire completed by Store, Facility, Regional and Global Support leadership. Although membership may vary over time, the Committee is generally comprised of Global Support leaders in the areas of operations, finance, legal, real estate and internal audit. Team Members may contact the Ethics Committee directly by email.

CONFLICTS OF INTEREST

General

All business decisions should be made solely in the best interests of the Company, not for personal benefit. Therefore, you should avoid any actions that create, or appear to create, conflicts of interest with the Company. A “conflict of interest” may occur when an individual’s own interests (including the interests of a family member or an organization with which an individual has a significant relationship) interfere or appear to interfere with the interests of the Company.

Many conflicts of interest or potential conflicts of interest may be resolved or avoided if they are appropriately disclosed and approved. In some instances, disclosure may not be sufficient and the Company may require that the conduct in question be stopped or that actions taken be reversed where possible.

Questions about potential conflicts of interest and disclosure of these situations as they arise should be directed to the Ethics Committee or your Team Leader or Team Member Services representative. Executive officers and Directors should contact the Chairperson of the Nominating and Governance Committee.

While it is not possible to list all potential conflicts of interest, several examples of different situations are presented in the sections below. Regional policies may also apply to the situations described below, and Team Members should consult their GIG for information about any such policies.

Gifts & Entertainment

Team Members and Directors should not give anything of value to anyone, or accept anything of value from anyone, when doing so might compromise or appear to compromise the objectivity of business decisions. Except as specifically noted below, this includes giving to, or accepting from, a current or prospective supplier, vendor, vendor representative (including but not limited to organizations representing multiple producers, such as a regional food group), landlord or competitor of the Company any gifts, entertainment or any form of compensation. Team Members are prohibited from receiving any samples or gifts at home — all samples and gifts must be sent to their primary work location. Team Members and Directors are prohibited from accepting any loans or services from any WFM vendor who is not otherwise in the business of providing such loans or services, and any such loans or services provided must be provided on fair market value terms. Team Members and Directors are prohibited from buying products directly from any WFM vendor at a discounted rate not available to all Team Members.

Some gifts and entertainment are allowed as follows:

(1)                      Gifts with an established value of $25 or less are generally allowed.

(2)                      Business-related meals of nominal value are allowed, subject to specific requirements in the GIG.

(3)                      Gift baskets or flowers may be accepted within reason, but they must be made available for sharing with everyone at the Team Member’s store or location.

(4)                      Promotional items, such as those bearing a vendor’s logo may be accepted up to total estimated value of $25.

EXAMPLES

Question:  A Vendor offered me tickets to a sporting event that the vendor is also planning to attend.  Can I accept them?  They are part of a season ticket package that the vendor purchased for client entertainment.

Answer:  Accepting a gift valued at U.S. $25 or more from a vendor is a violation of Company policy.  You may not accept the tickets if the total face value of the tickets is $25 or more.  You should either decline the tickets or give the vendor a personal check for the full face value of the tickets.  In any event, you should advise the vendor about our policies regarding conflicts of interest.

Question:  A vendor typically sends me a holiday gift basket which, while not extravagant, likely costs more than $25.  What should I do with it?

Answer:  You may accept the gift basket as long as it would be considered of nominal value, but you should share the contents with everyone at your location.  A gift basket with extravagant items should be returned to the sender, with an explanation of our policies regarding conflicts of interest.

Question:  A vendor has offered to provide logo items (shirts, golf balls, etc.) to be given as prizes for our region’s annual golf outing.  Is this permissible?

Answer:  No.  The value of these items taken together will exceed $25 and therefore may not be accepted, even though they would be disbursed among many Team Members.  Furthermore, no vendor should ever be solicited to provide gifts of this type.

(5)                      Existing Team Members may accept samples of new or reformulated products, and new Team Members may accept samples of existing products (one time only). It is not acceptable for Team Members to receive for their personal use multiple samples of the same product from a vendor.

(6)                      Store-level Team Members may accept a vendor-paid trip made for the sole purpose of education and training. The vendor may pay for all expenses including airfare, accommodations and meals. There is a one-time limit on vendor-paid trips unless there is a significant change in products, programs or business practices. Global and regional Team Members may not have any expenses for a trip paid by the vendor.

If someone tries to give you a prohibited gift, you should also tell your Team Leader. Then, either return the gift or personally reimburse the giver of the gift for its full value.

Doing Business with Spouses, Relatives, Friends or Your Own Business

Team Members and Directors should not use their positions at WFM for personal gain. Generally, it is not permissible to conduct business with a Team Member or Team Member’s spouse, relatives or friends if the Team Member’s role allows him or her to influence purchasing decisions for the team, store, facility or region where he or she works. Other Team Member/vendor relationships should be evaluated as follows to determine whether they are permitted:

a)             Investment in a company that is a vendor – This is allowed, but the investment must be less than 5% of the Team Member’s total assets, and the products that the company sells cannot be part of a line for which the Team Member has purchasing responsibility.

b)            Team Member has a side business and sells products to WFM – This is allowed as long as the Team Member does not make or influence the purchasing decisions surrounding these products. For example, it would be allowed for a front end Team Member to sell products to the grocery team as long as the Team Member does not impact grocery purchases.

c)             Team Member has a full-time business and sells products to WFM – This is not allowed.

For permitted situations, it may be necessary to inform the Store or Facility Team Leader and appropriate regional coordinator so that they may monitor and evaluate any relevant changes in circumstances.

Additionally, it is considered a conflict of interest for any Director or Whole Foods Leadership Network (WFLN) member to hold a 5% or greater interest in a major customer, vendor or lender to WFM.

Team Members (other than executive officers) may apply to the Ethics Committee for approval of particular transactions or situations, and executive officers and Directors may apply to the Nominating and Governance Committee.

Outside Employment or Service as Director or Officer

The Ethics Committee must approve any circumstance in which a Team Member (other than an executive officer) serves as an employee, Director, officer, partner, agent or consultant to any WFM vendor, lender or competitor. The Nominating and Governance Committee must approve of any circumstance in which an executive officer serves as an employee, Director, officer, partner, agent or consultant to any WFM vendor, lender or competitor.

Team Members may serve on the board of a not-for-profit organization without prior approval, as long as the organization is not related to WFM. A Team Member serving on such a board should be aware of Company policies regarding donations and other payments, which are discussed below.

Any member of the Board of Directors wishing to serve as an employee, Director, officer, partner, agent or consultant to any WFM vendor, lender or competitor must obtain approval from the Nominating and Governance Committee.

Financial Interest in a Competitor

A conflict may exist if a Team Member or Director (or any of their immediate family) holds a financial interest in a competitor, other than a financial interest which constitutes not more than 5% of the outstanding voting securities of a competitor. Team Members should contact the Ethics Committee for guidance on whether a particular financial interest represents a conflict of interest. Executive officers and Directors should contact the Chairperson of the Nominating and Governance Committee.  For purposes of this Code, except for WFM itself, a business shall be a ‘competitor’ if it is engaged in the ownership or operation of any retail supermarket, retail food store, retail natural food enterprise, or other retail outlet associated with natural foods; it being understood that a business which is predominately manufacturing or wholesaling in foods with less than 10% of their revenue derived from retail sales, or which is a restaurant business, shall not be deemed

EXAMPLES

Question: A Team Member on the Front End team creates greeting cards which he sells to the Specialty team.  Is this permitted under the code?

Answer:  Yes.  Since the TM is on a different team than the one purchasing the products this is a permitted situation, and it should be monitored by the STL and regional Specialty Coordinator.

Question:  A STL has a side business and has created a line of gourmet mustards that several stores in his region are interested in carrying.  Is this permitted under the Code?

Answer:  Yes.  The STL’s scope of purchasing influence is assumed to extend only to his own store, so he may sell to stores other than his own without conflict.  To sell to his own store, he must first obtain the approval of the Ethics Committee.

Question:  The regional Construction Coordinator’s brother is a carpenter and has bid on some millwork being installed in several stores during their remodels.  If his is the winning bid, would he be permitted to do the work under the Code?

Answer:  No.  Assuming the Construction Coordinator has oversight of the remodels including making purchasing decisions, this would be considered a conflict that would not be permitted under the code.

competitive.

Donations and Other Payments

Team Members and Directors are prohibited from authorizing donations or other payments from WFM to outside organizations such as not-for-profits with which they or a member of their immediate family serve as an, officer or employee.  Additionally, any donation in excess of $50,000 per year shall be approved by two or more of the Company’s executive officers.  No contributions, gifts or payment may be made from WFM to any political party, candidate, lobbying organization, etc. without the prior approval of the CEO.Opportunities Related to the Company’s Business

Team Members and Directors may not take for themselves opportunities related to the business of WFM or opportunities that they discover through their positions with WFM or through the use of WFM property or information.

Extensions of Credit

Team Members and Directors are prohibited from extending any form of credit from WFM to any organization with which they or a member of their immediate family have a personal affiliation. Further, no extension of credit from WFM may be made to any organization without the specific prior approval of the CEO. The only exceptions to this rule are accounts receivable from customers arising in the ordinary course of business and loan programs previously approved by the CEO.

Leasing Property and Equipment

Any property or equipment lease between WFM and a Team Member (other than a member of the executive team, which is dealt with in the following paragraph) or the Team Member’s immediate family or any organization with which they are affiliated must be approved in advance by the Ethics Committee.

Any property or equipment lease between WFM and a Director, a member of the executive team, the executive’s or Director’s immediate family, or any organization with which they are affiliated must be approved in advance by the Nominating and Governance Committee.

Consulting and Other Professional Services

Team Members and Directors are prohibited from providing consulting or other professional services to WFM for payment outside of their normal compensation.

Any situation in which WFM would retain the services of a professional services firm with which a Team Member (other than a member of the executive team, which is dealt with in the following paragraph) or a Team Member’s immediate family is affiliated must be approved in advance by the Ethics Committee.

Any situation in which WFM would retain the services of a professional services firm with which a Director, a member of the executive team, or a Director’s or executive’s immediate family is affiliated must be approved in advance by the Nominating and Governance Committee.

Examples of professional services include (but are not limited to) accounting, auditing, architectural or design, engineering, investment or commercial banking, legal services, project management and computer programming.

LEGAL COMPLIANCE

Bribes and Improper Payments

Team Members or agents of WFM should never promise to pay or authorize payment, directly or indirectly, of money, products, services or anything of value to any government official or agent (including employees of a state-owned or state-controlled business or other entity), or any other individual (including political figures or relatives of government officials) or entity in any country in order to influence acts or decisions of government officials, to receive special treatment for the Company, or for personal gain. While certain minor payments to certain non-U.S. government officials made to expedite or secure the performance of certain routine governmental actions may not violate the law, you must consult with the General Counsel prior to making or authorizing any payment of this type. All WFM Team Members worldwide must abide by the United States Foreign Corrupt Practices Act in addition to local laws. Team Members working with government officials should request further guidance from the General Counsel.

Antitrust Laws

Team Members are required to comply with the antitrust and competition laws of the countries where we do business. In general, WFM Team Members must avoid agreements, understandings or plans with competitors that limit or restrict competition, including price fixing and allocation of markets.

Fair Dealing

Team Members and Directors should always deal fairly with WFM’s customers, suppliers, vendors, competitors and employees. They should not take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, falsification, misrepresentation of material facts or any other practice involving intentional unfair dealing. This provision does not alter existing legal relationships between the Company and its Team Members, including any at-will employment arrangements.

Complaints to Government Agencies

Occasionally, a job applicant, customer, or current or former Team Member may file or threaten to file a complaint against WFM with the government. If a Team Member or Director is notified about such a complaint, they should immediately contact the General Counsel.

Workplace-Related Laws and Policies

Team Members should consult the GIG for information regarding the Company’s equal employment opportunity policy and compliance with other employment-related laws and policies such as the Immigration Reform and Control Act of 1986 and the Health Insurance Portability and Accountability Act (HIPAA), as well as Company policy on drugs and alcohol, workplace violence, weapons, harassment, open door communications, solicitation and distribution, and nepotism and favoritism.

EXAMPLE

Question:  Can I tip a local government office worker for agreeing to process our application for a permit needed to open a new store more quickly?

Answer:  No.  You may not tip any government worker in any country.  Any exceptions must be approved in advance by the General Counsel.

COMPANY INFORMATION AND ASSETS

Confidentiality

Team Members and Directors are expected to protect confidential or proprietary information about WFM, to use this information only for business purposes, and to limit dissemination of the information (both inside and outside WFM) to those who have a need to know the information for business purposes.

Team Members and Directors are also expected to protect any confidential or proprietary information that comes to them, from whatever source, in the course of performing their responsibilities for WFM. This includes information received from or relating to third parties (such as vendors) with which WFM has or is contemplating a relationship.

Confidential or proprietary information includes all non-public information relating to WFM or a third party. Examples include material non-public information about store operating results, new store development plans, and most Team Member information. If you are unsure whether information is confidential contact your Team Member Services representative or email the Ethics Committee. mailto:Team Members should consult the GIG for information about additional policies on confidentiality.

EXAMPLES

Question:  I have heard that comparable store sales across the Company are doing very well this quarter, and I know that historically this has caused our stock price to go up.  Even though I am not classified as an “insider,” does my knowledge of this information prohibit me from being able to exercise options?

Answer:  No.  You could only exercise your options, but you could not sell the underlying shares.  The information involved is considered to be material non-public information, and trading WFM stock (including exercising options and selling any portion of them to cover the related expenses) or sharing that information before it is public would be a violation of Company policy and is also a violation of U.S. insider trading laws.

Question:  A friend told me that the Company is close to signing a major agreement with a particular vendor. I would like to invest in that vendor, which is a publicly-traded company.  May I do so?

Answer:  No.  This would be material non-public information about that vendor, and purchasing that vendor’s stock or sharing that information before it is public would be a violation of our policy and U.S. insider trading laws.

Insider Trading

The U.S. federal securities laws prohibit insider trading – that is, buying or selling a company’s securities at a time when a person has material information about the company that has not become publicly available. Material information is any information that a reasonable investor would consider important in making an investment decision. Insider trading is a crime punishable by civil penalties of disgorgement (return of the profit gained or loss avoided on a transaction) and fines of up to three times the profit gained or loss avoided, criminal fines (no matter how small the profit on the transaction) of up to $5 million, and up to 20 years in prison. Companies also may face civil penalties for insider trading violations by their employees and other agents.

As a WFM Team Member or Director, you are not allowed to trade securities, or to tip others to trade securities, of WFM or other companies when you are aware of material information that has not been made available to the public. Anyone who shares material non-public information with others can be subject to the same insider trading penalties that apply if they had engaged in insider trading directly, even if they do not derive any benefit from the other person’s trades. The same restrictions that apply to Team Members and Directors also apply to their family members and others living in their households.

Media Inquiries

Team Members may not speak to reporters or members of the media on behalf of the Company without going through the proper channels, as doing so may risk providing incorrect information or revealing proprietary strategies. Except as provided below, inquiries made to Team Members from members of the media should be directed to your Regional Marketing Coordinator, Regional PR contact, or to the Global Communications Team. Inquiries made to Team Members from any third party about WFM’s financial condition, business or about current developments relating to WFM, should be directed to Investor Relations and Shareholder Services at the Global Support Office.

Directors should consult the [Director Media Policy] prior to speaking with any reporter or member of the media about the Company.

Online Forums

The Company realizes the importance of communicating proactively and responsively on the Internet and at the same time the importance of communicating responsibly- i.e. avoiding misrepresentations of facts as well as the intentional or inadvertent violation of laws, regulations or company policies.  Accordingly, we have a strict policy regarding postings by Company Leadership to non-Company-sponsored internet chat rooms, message boards, web logs (blogs), or similar forums, concerning any matter involving the Company, its competitors or vendors, as follows:

•                  Postings by a member of Company Leadership must be approved by CFO, GVP of IR or GC.  A posting by any of these three individuals must be approved by one of the other two.

•                  Any postings which refer to a governmental agency or any legal matter must be approved by the GC.

•                  Postings made anonymously, under a screen name or through another person are prohibited.

Violation of this policy will be grounds for dismissal.  For purposes of this policy, “Company Leadership” includes each Company Director, Executive Team Member, Global Vice President and Regional President.  For other Team Members, other policies may apply and they should consult their GIG.

Financial Integrity; Maintaining Books and Records

Accurate records are essential to the successful operation of WFM. Team Members are responsible for preparing accurate and complete Company records, information and accounts. For example, claims on an expense report or time record, payments and other transactions must be correctly recorded and accounted for, and properly authorized in accordance with Company policies.

All business records should be clear, truthful and accurate. Keep in mind that business records and communications may become subject to public disclosure through government investigations, litigation or the media. Business records are Company assets and must be retained or destroyed in accordance with applicable policy.

As a public company, WFM is required to file periodic reports and make certain public communications. Team Members must act to promote full, fair, accurate, timely and understandable disclosure and reporting of Company information, including the Company’s financial results and financial condition, in reports and documents that the Company files with or submits to the Securities and Exchange Commission and other government agencies, and in the Company’s other public communications. All Team Members must comply with Company policies, procedures and controls designed to promote accurate and complete recordkeeping. Accounting for, and financial reporting of, actual transactions and forecasts must follow the Company’s accounting policies as well as all applicable generally accepted accounting principles and laws.

If you have questions or concerns about the Company’s accounting, auditing, financial reporting or internal controls, you may contact your Team Leader, email the Ethics Committee or call the Team Member Tipline.

No Improper Influence on Audits

All Team Members and Directors are expected to cooperate fully with WFM’s internal and external auditors. You must not directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public accountant engaged in the performance of an audit or review of WFM’s financial statements. Further, any Team Member involved in the preparation of financial statements or WFM’s independent audit should avoid a personal relationship with any member of the audit engagement team, other than a casual friendly relationship.

Company Property

WFM property (for example, inventory, supplies and equipment) should be used for business purposes. WFM property should be cared for and used responsibly, and it should be protected from misuse, improper disclosure, theft and destruction. Taking or using Company property of any value for personal purposes without appropriate permission from the Company is stealing.  However, using WFM property (such as telephones, computers and fax machines) for incidental personal activities is permitted. Regional policies also apply to the use of various kinds of Company property, and Team Members should consult the GIG for information about these policies.

WHOLE FOODS MARKET CONTACT INFORMATION

Team Member Tipline	1-888-662-5025

WFM Ethics Committee	ethics@wholefoods.com

CEO John Mackey	1-512-542-0215 john.mackey@wholefoods.com

Nominating and Governance Committee, WFM Board of Directors	N&G@wholefoods.com

WFM General Counsel	1-512-542-0700 legal@wholefoods.com

WFM Investor Relations	1-512-542-0204 cindy.mccann@wholefoods.com

Global Communications Team	1-512-542-0390 kate.lowery@wholefoods.com

APPENDIX

Our Core Values

Our core values reflect what is truly important to us as an organization. They are the underpinning of our corporate culture and the soul of our Company. They transcend our size and growth rate, so regardless of how large we become, by maintaining our core values we are able to preserve what has always been special about our Company. Our five stated Core Values are as follows:

•                  Selling the highest quality natural and organic products available

•                  Satisfying and delighting our customers

•                  Supporting team member happiness and excellence

•                  Creating wealth through profits and growth

•                  Caring about our communities and our environment

Our Quality Standards

A primary part of our Company mission is to promote the vitality and well-being of all individuals by supplying the highest quality, most wholesome foods available. We evaluate quality in terms of nutrition, freshness, appearance and taste. Our search for quality is a never-ending process involving the careful judgment of buyers throughout the Company.

•                  We carefully evaluate each and every product that we sell

•                  We feature foods that are free of artificial preservatives, colors, flavors, sweeteners and hydrogenated fats

•                  We are passionate about great tasting food and the pleasure of sharing it with others

•                  We are committed to foods that are fresh, wholesome and safe to eat

•                  We seek out and promote organically grown foods

•                  We provide food and nutritional products that support health and well-being